Exhibit 10.52

AMENDMENT TO
AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT

This Amendment to Amended and Restated Restricted Stock Award Agreement (this “Amendment”) is made by and between NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Dr. Thomas Chen (the “Participant”) and amends the Amended and Restated Restricted Stock Award Agreement by and between the Company and the Participant with respect to 800,000 shares having a Date of Grant of July 12, 2024 (the “Award”).

The Company and the Participant agree that the Award is amended to modify the Lapse of Restrictions provision to state the following (bolded text included for reference purposes only to indicate text being amended):

The restrictions imposed on the Restricted Stock shall lapse as set forth below. Except as otherwise provided in the Award Agreement, Grantee will not be eligible to retain Shares of the Restricted Stock unless the Grantee has continued as a Director of the Company or one of its Subsidiaries through the applicable date set forth below. Such restrictions shall lapse with respect to:

Assuming that the Company effects the initial listing of its common stock on a national securities exchange (the “Listing”) on or before March 31, 2025, 266,666 Shares on that date which is seven months from the effective date of the Listing (the “Initial Tranche”)

Assuming that the Company effects the Listing on or before March 31, 2025, twelve tranches of 22,222 Shares on the first date of each month commencing on the eighth month from the effective date of the Listing

Assuming that the Company effects the Listing on or before March 31, 2025, 266,668 Shares, in whole or in part, on such date(s) as the Company’s Compensation Committee, in its sole discretion, determines that all or some of the following metrics are met, it being understood that the Compensation Committee shall meet semi-annually on the second Monday of June and December of each calendar year to make such determination(s):

-	FDA Approvals: Successful completion of Phase 2 and Phase 3 for NEO 100; Phase ½, Phase 1, and Phase 2 for NEO 212

-	Patient Enrollment: With respect to NEO100 and NEO 212, as applicable, meeting target numbers required to progress clinical trials

-	Trial Outcomes: With respect to NEO100 and NEO 212, as applicable, attainment of primary and secondary endpoints in clinical trials

-	Partnership Development: Formation of strategic partnerships or collaborations

-	Oversight: Ensuring that drug development timelines are met and regulatory submissions are timely made.

Except as provided above, the Award remains unmodified and in full force and effect. This Amendment shall be governed by Delaware law.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of February 7, 2025.

NEONC TECHNOLOGIES HOLDINGS, INC.		PARTICIPANT

By:	/s/ Amir Heshmatpour	/s/ Dr. Thomas Chen
Name:	Amir Heshmatpour	Dr. Thomas Chen
Title:	Executive Chairman